EXHIBIT 107

Calculation of Filing Fee Table

Form S-1

AEN Group Ltd.

Table 1 - Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (1)	Fee Rate	Amount Registration Fee (2)

Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	457(o)	1,410,000	$0.05	$70,500	$0.00015310	$10.79
				Total Offering Amounts		$70,500		$10.79
				Total Fees Previously Paid				$0.00
				Total Fee Offset				$0.00
				Net Fee Due				$10.79

(1)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to the Rule 457(o) under the Securities Act of 1913, as amended ( the "Securities Act").

(2)	Calculated pursuant to Rule 457(o) under the Securities Act based on an estimate of the proposed Maximum aggregate offering price.